[LETTERHEAD OF COOPERATIVE BANK]


                   COOPERATIVE BANK TO ACQUIRE LUMINA MORTGAGE


FOR IMMEDIATE RELEASE:  APRIL 24, 2002

     Wilmington, NC - Cooperative Bank announced today that it has signed a definitive agreement to acquire Wilmington-based Lumina Mortgage Company.

     Lumina Mortgage has offices in Wilmington, North Myrtle Beach, South Carolina and Virginia Beach, Virginia. Their 2001 loan originations totaled $118 million.

     Frederick Willetts, III, President, stated "With the merger of one of the area's premier mortgage companies and Wilmington's oldest and largest bank, we will be able to offer a wider range of products to a larger customer base."

     Linda Skipper will remain President of Lumina Mortgage which will become a subsidiary of the Bank.

     The transaction is expected to be completed in the current quarter.

     Cooperative Bank is the wholly owned subsidiary of Cooperative Bankshares, Inc. (NASDAQ: "COOP"). Chartered in 1898, Cooperative provides a full range of financial services through 17 financial centers in Eastern North Carolina.



                           For Additional Information
                        Frederick Willets, III, President
                    Dickson B. Bridger, Senior Vice President
                        Linda B. Garland, Vice President